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Exhibit 5.1
                                 May 19, 2000

Louis Dreyfus Natural Gas Corp.
14000 Quail Springs Parkway, Suite 600
Oklahoma City, Oklahoma 73134

           Re: Louis Dreyfus Natural Gas Corp. - Registration Statement on
               Form S-8 Relating to 500,000 Shares of Common Stock in Connection with the Louis Dreyfus Natural Gas Corp. 2000 Employee Stock Purchase Plan

Ladies and Gentlemen:

     On February 7, 2000, the Board of Directors of Louis Dreyfus Natural Gas Corp. (the Company) authorized and on May 16, 2000 the shareholders of the Company approved the adoption of the Company's 2000 Employee Stock Purchase Plan (the Plan). A total of 500,000 shares (the Shares) of common stock, $0.01 par value per share, of the Company are issuable pursuant to the Plan.

     You have requested our advice with respect to the legality of the Shares issuable in connection with the Plan.

     We have examined, and are familiar with, the originals or copies, the authenticity of which have been established to our satisfaction, of all documents and other instruments we have deemed necessary to express the opinions hereinafter set forth. We have assumed the accuracy and completeness of such documents and instruments and of the information contained therein.

     Based on the foregoing, and upon consideration of applicable law, it is our opinion that the Shares that may be issued in connection with the Plan will, upon payment therefor and delivery thereof in accordance with the Plan, be validly issued, fully paid and non-assessable.

     We hereby consent to the use of this opinion as an exhibit to the above-captioned Registration Statement.


                                   Respectfully submitted,

                                   CROWE & DUNLEVY
                                   A PROFESSIONAL CORPORATION


                                   By:/s/ J. Bradford Hammond
                                      ---------------------------
                                          J. Bradford Hammond